Exhibit 3(i).3

KILROY REALTY CORPORATION

ARTICLES SUPPLEMENTARY

1,500,000 SHARES

7.45% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Kilroy Realty Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: By or as contemplated by Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on February 6, 1998 (the “February 6, 1998 Articles Supplementary”), the Corporation classified 1,500,000 shares of its authorized but unissued Preferred Stock, par value $.01 per share (“Preferred Stock”), as a separate class of Preferred Stock designated as “8.075% Series A Cumulative Redeemable Preferred Stock”, and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such shares, all as set forth in the February 6, 1998 Articles Supplementary. By or as contemplated by Articles Supplementary filed with the Department on April 20, 1998 (the “April 20, 1998 Articles Supplementary”, and together with the February 6, 1998 Articles Supplementary, the “Prior Articles Supplementary”), the Corporation classified an additional 200,000 shares of its authorized but unissued Preferred Stock as “8.075% Series A Cumulative Redeemable Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions, identical to those as set forth in the February 6, 1998 Articles Supplementary. Correspondingly, and pursuant to or as contemplated by the Prior Articles Supplementary, there were classified as a separate class of Preferred Stock an aggregate of 1,700,000 shares designated as “8.075% Series A Cumulative Redeemable Preferred Stock.”

SECOND: As of the date hereof, no shares of Preferred Stock of the Corporation previously classified or designated as 8.075% Series A Cumulative Redeemable Preferred Stock pursuant to or as contemplated by the Prior Articles Supplementary have been issued by the Corporation, and accordingly, no such shares are either issued or outstanding as of the date hereof.

THIRD: Pursuant to the authority expressly vested in the Board of Directors by the Company by Article IV of the Articles of Amendment and Restatement of the Company filed with the Department on January 21, 1997, as amended, modified and supplemented to date (the “Charter”), and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company and/or a duly authorized committee thereof (the “Board of Directors”), by resolutions duly adopted on February 10, 2004 and March 1, 2004, has determined it to be in the best interest of the Corporation that 1,500,000 shares of Preferred Stock of the Corporation previously classified and designated as 8.075% Series A Cumulative Redeemable Preferred Stock pursuant to or as contemplated by the Prior Articles Supplementary, be reclassified, and to that end (i) reclassified such previously classified shares as a separate class of Preferred Stock to be designated as the “7.45% Series A Cumulative Redeemable Preferred Stock”, (ii) authorized the issuance of a maximum of 1,500,000 shares of such class of Preferred Stock, and (iii) set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock. As a result of the reclassification as aforesaid and as contemplated herein of 1,500,000 shares of Preferred Stock previously classified and designated as 8.075% Series A Preferred Stock, 200,000 shares of Preferred Stock shall continue or remain classified or designated as “8.075% Series A Cumulative Redeemable Preferred Stock”, and in lieu of the 1,500,000 shares of 8.075% Series A Cumulative Redeemable Preferred Stock there shall be 1,500,000 shares of Preferred Stock reclassified as a separate class of Preferred Stock designated as “7.45% Series A Cumulative Redeemable Preferred Stock.”

FOURTH: The class of Preferred Stock of the Company created by the resolutions duly adopted by the Board of Directors of the Company and referred to in Article THIRD of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends, qualifications, terms and conditions of redemption and other terms and conditions:

Section 1. Designation And Number. A series of Preferred Stock, designated the “7.45% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”) is hereby established. The number of shares of Series A Preferred Stock shall be 1,500,000.

Section 2. Rank. The Series A Preferred Stock will, with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, or both, rank senior to all classes or series of Common Stock (ad defined in the Charter) and to all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series A Preferred Stock as to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, or both. For purposes of these Articles Supplementary, the term “Parity Preferred Stock” shall be used to refer to any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series A Preferred Stock with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, or both, as the context may require. The term “equity securities” does not include debt securities, which will rank senior to the Series A Preferred Stock prior to conversion.

Section 3. Distributions. (a) Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock as to the payment of distributions and holders of equity securities ranking senior to the Series A Preferred Stock as to payment of distributions, holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Company, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 7.45% of the $50.00 liquidation preference per share of Series A Preferred Stock. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable quarterly in arrears, on or before the 15th of February, May, August and November of each year and, in the event of a redemption, on the redemption dates

(each a “Preferred Stock Distribution Payment Date”), commencing in each case on the first Preferred Stock Distribution Payment Date after the original date of issuance. The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which distributions are to be made on the Series A Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series A Preferred Stock will be made to the holders of record of the Series A Preferred Stock on the relevant record dates, which, unless otherwise provided by the Company with respect to any distribution, will be 15 Business Days prior to the relevant Preferred Stock Distribution Payment Date (each a “Distribution Record Date”). Notwithstanding anything to the contrary set forth herein, each share of Series A Preferred Stock shall also continue to accrue all accrued and unpaid distributions up to the exchange date on any Series A Preference Unit (as defined in the Fifth Amended and Restated Limited Partnership Agreement of Kilroy Realty, L.P. dated as of March 5, 2004 (the “Fifth Amendment”)) validly exchanged into such share of Series A Preferred Stock in accordance with the provisions of such Fifth Amendment.

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York or Los Angeles, California are authorized or required by law, regulation or executive order to close.

(b) Limitation on Distributions. No distributions on the Series A Preferred Stock shall be declared or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series A Preferred Stock will accrue whether or not the terms and provisions set forth in SECTION 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Stock will accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

(d) Priority as to Distributions. (i) So long as any Series A Preferred Stock is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Company ranking junior as to the payment of distributions to the

Series A Preferred Stock (such Common Stock or other junior stock, collectively, “Junior Stock”) nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series A Preferred Stock, any Parity Preferred Stock with respect to distributions or any Junior Stock, unless, in each case, all distributions accumulated on all Series A Preferred Stock and all classes and series of outstanding Parity Preferred Stock as to payment of distributions have been paid in full. The foregoing sentence will not prohibit (i) distributions payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into stock of the Company ranking junior to the Series A Preferred Stock as to distributions, and (iii) purchase by the Company of such Series A Preferred Stock, Parity Preferred Stock with respect to distributions or Junior Stock pursuant to Article IV.E. of the Charter with respect to the Common Stock and comparable Charter provisions with respect to other classes of capital stock of the Company to the extent required to preserve the Company’s status as a real estate investment trust.

(ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock, all distributions authorized and declared on the Series A Preferred Stock and all classes or series of outstanding Parity Preferred Stock with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per share of Series A Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series A Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock do not have cumulative distribution rights) bear to each other.

(e) No Further Rights. Holders of Series A Preferred Stock shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

Section 4. Liquidation Preference. (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to equity securities ranking senior to the Series A Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of shares of the Company that ranks junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $50 per share of Series A Preferred Stock, and (ii) an amount equal to any accumulated and unpaid distributions thereon to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series A Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, all payments of liquidating distributions on the Series A Preferred Stock and such Parity Preferred

Stock shall be made so that the payments on the Series A Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series A Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Company bear to each other.

(b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the same transfer records of the Company.

(c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company.

(d) Consolidation, Merger or Certain Other Transactions. The consolidation or merger or other business combination of the Company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

(e) Permissible Distributions. In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

Section 5. Optional Redemption. (a) Right of Optional Redemption. The Series A Preferred Stock may not, subject to Section 7 hereof and except as provided in Section 5(c) hereof, be redeemed prior to September 30, 2009. On or after such date, the Company shall have the right to redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ written notice, at a redemption price, payable in cash, equal to $50 per share of Series A Preferred Stock plus accumulated and unpaid distributions to the date of redemption (“Redemption Price”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

(b) Limitation on Redemption. (i) The redemption price of the Series A Preferred Stock (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company and from no other source. For purposes of the preceding sentence, “capital stock” means any equity securities (including Common Stock and Preferred Stock), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

(ii) Subject to Section 7 hereof, the Company may not redeem fewer than all of the outstanding shares of Series A Preferred Stock (pursuant to Section 5(a) or (c) hereof) unless all accumulated and unpaid distributions have been paid on all Series A Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

(c) Redemption at the Option of the Holder. Notwithstanding any provision herein to the contrary but expressly subject to the limitations set forth in this Section 5(c), so long as any Series A Preferred Stock remains outstanding, in the event of the occurrence of a Covered Transaction (defined below), the Company shall offer to redeem, on the date such Covered Transaction is completed or occurs, all of the Series A Preferred Stock outstanding at the Redemption Price, payable in cash, provided, however, that the Company shall only be obligated to effect such redemption if the redemption of the Series A Preferred Stock was elected in writing by the holders of not less than a majority of the then outstanding Series A Preferred Stock in accordance with this Section 5(c). The payment of any portion of the Redemption Price shall be subject only to the prior right of payment of outstanding indebtedness, as applicable, and the restrictions or limitations imposed upon such payment by applicable law or otherwise under these Articles Supplementary or the terms applicable to any Parity Preferred Stock. The Company shall give written notice of a Covered Transaction to each of the respective holders of record of the Series A Preferred Stock, at their respective addresses as they appear on the transfer records of the Company, by the earlier of (i) not less than thirty (30) days prior to the completion or occurrence of a Covered Transaction, if such completion or occurrence is known, or (ii) as soon as practicable after the completion or occurrence of a Covered Transaction. Such notice shall not set forth any non-public information concerning such Covered Transaction. Each of the holders of record of the Series A Preferred Stock shall have until 5:00 p.m. (PST) on the fifteenth (15th) day following receipt of such notice from the Company, to give the Company notice of such holder’s election that the Series A Preferred Stock be redeemed. Notwithstanding any provision herein to the contrary, with respect to a Covered Transaction that arises under clause (c) of the definition of Covered Transaction set forth below, in the event that the Company so fails to qualify as a real estate investment trust for any reason other than an affirmative election by the Company not to qualify, (a) the Company shall give notice of the occurrence of a Covered Transaction to each of the holders of record of the Series A Preferred Stock within 15 days after discovery of such failure to qualify, (b) each of the holders of record of the Series A Preferred Stock shall have until 5:00 p.m. (PST) on the fifteenth (15th) day following receipt of such notice from the Company, to give the Company notice of such holder’s election that the Series A Preferred Stock be redeemed and (c) if the holders of not less than a majority of the then outstanding Series A Preferred Stock have elected to have the Series A Preferred Stock redeemed, the Series A Preferred Stock shall be redeemed on a date not later than 45 days following the date of discovery of the Company’s failure to qualify.

For purposes of this Section 5(c), the term “Covered Transaction” shall mean (a) the Company’s completion of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in which, as a result of such transaction, the Company’s common stock is no longer registered under Section 12 of the

Exchange Act, except that this clause (a) shall not apply to any delisting of the Company’s common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (b) the completion of any transaction or series of transactions that would result in a Reorganization Event (defined below) of the Company or (c) the Company’s failure (or election not) to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended.

For purposes of this Section 5(c), the term “Reorganization Event” shall mean (x) any sale or other disposition of all or substantially all of the assets of the Company, as the case may be, to an entity that is not an Affiliate of the Company; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction will own less than a majority of the equity interests in the entity surviving such transaction; provided, however, a Reorganization Event shall not include any transaction contemplated by clauses (x) or (y) of this definition if the surviving entity has unsecured debt outstanding which is rated at least the lowest credit rating level established as investment grade by at least two of Standard & Poor’s, Moody’s Investor Service and Fitch Ratings (it being understood that as of the date of these Articles Supplementary the lowest investment grade rating of Standard & Poor’s is BBB-, the lowest investment grade rating of Moody’s is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-) and such rating has been reaffirmed in light of the contemplated transaction.

(d) Procedures for Redemption. (i) Notice of redemption will be (i) faxed, and (ii) mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series A Preferred Stock to be redeemed, (iv) the place or places where such shares of Series A Preferred Stock are to be surrendered for payment of the redemption price, (v) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(ii) If the Company gives a notice of redemption in respect of Series A Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the Series A Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, if any, on such shares to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions, if any, on such shares to the holders of the

Series A Preferred Stock upon surrender of the Series A Preferred Stock by such holders at the place designated in the notice of redemption. On and after the date of redemption, distributions will cease to accumulate on the Series A Preferred Stock or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series A Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series A Preferred Stock is improperly withheld or refused and not paid by the Company, distributions on such Series A Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

(e) Status of Redeemed Stock. Any Series A Preferred Stock that shall at any time have been redeemed shall after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 6. Voting Rights. (a) General. Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below.

(b) Right to Elect Directors. If at any time full distributions shall not have been timely made on any Series A Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, (a “Preferred Distribution Default”), the holders such Series A Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on the Company’s Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series A Preferred Stock or any such class or series of Parity Preferred Stock or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series A Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full. A distribution in respect of Series A Preferred Stock shall be considered timely made if made within two (2) Business Days after the applicable Preferred Stock Distribution Payment Date if at time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made at the applicable Preferred Stock Distribution Date. If and when all accumulated distributions and the distribution for the current distribution period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders of the Series A Preferred Stock shall be divested of the voting rights set forth in Section 6(b) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Director shall each be entitled to one vote per director on any manner.

(c) Certain Voting Rights. So long as any Series A Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series A Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock is issued to a an affiliate of the Company, or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Company’s Charter (including these Articles Supplementary) or By-laws, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (iii) above, so long as (a) the Company is the surviving entity and the Series A Preferred Stock remains outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes the Series A Preferred Stock for other preferred stock having substantially the same terms and same rights as the Series A Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed materially and adversely affect such rights, privileges or voting powers of the holders of the Series A Preferred Stock and provided further that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity with the Series A Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such Preferred Stock is not issued to a affiliate of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Section 7. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. for the purposes of this Section 7 of these Articles Supplementary, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series A Preferred Stock by a Person who is or would be treated as an owner of such Series A Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficial Ownership Limit” shall mean 7.0% (by value) of the outstanding shares capital stock the Company.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7(c)(vi) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series A Preferred Stock by a Person who is or would be treated as an owner of such Series A Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Constructive Ownership Limit” shall mean 9.8% (by value) of the outstanding shares of capital stock the Company.

“IRS” means the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of the Series A Preferred Stock on the trading day immediately preceding the relevant date, or if the Series A Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series A Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series A Preferred Stock may be traded, or if the Series A Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series A Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Company.

“MGCL” shall mean the Maryland General Corporation Law, as amended from time to time, and any successor statute hereafter enacted.

“Operating Partnership” shall mean Kilroy Realty, L.P., a Delaware limited partnership.

“Partnership Agreement” shall mean the Agreement of Limited Partnership of the Operating Partnership, as such agreement may be amended from time to time.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series A Preferred Stock provided that the ownership of such shares of Series A Preferred Stock by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series A Preferred Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the record holder of the Series A Preferred Stock if such Transfer had been valid under Section 7(b)(i) of these Articles Supplementary.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code and, for purposes of taxation of the Company under applicable state law, comparable provisions of the law of such state.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Series A Preferred Stock, (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series

A Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series A Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which results in changes in Beneficial or Constructive Ownership of Series A Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 7(c) of these Articles Supplementary.

“Trustee” shall mean any Person unaffiliated with the Company, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

(b) Restriction on Ownership and Transfers.

(i) Prior to the Restriction Termination Date:

(A) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Beneficially Own Series A Preferred Stock which, taking into account any other capital stock of the Company Beneficially Owned by such Person, would cause such ownership to exceed the Beneficial Ownership Limit;

(B) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Constructively Own Series A Preferred Stock which, taking into account any other capital stock of the Company Constructively Owned by such Person, would cause such ownership to exceed the Constructive Ownership Limit;

(C) no Person shall Beneficially or Constructively Own Series A Preferred Stock which, taking into account any other capital stock of the Company Beneficially or Constructively Owned by such Person, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more partnerships) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or comparable provisions of state law).

(ii) If, prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange (“NYSE”)) or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series A Preferred Stock in violation of Section

7(b)(i) of these Articles Supplementary, (1) then that number of shares of Series A Preferred Stock that otherwise would cause such Person to violate Section 7(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7(c), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series A Preferred Stock in violation of Section 7(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate Section 7(b)(1) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(iii) Notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series A Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the capital stock of the Company being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series A Preferred Stock.

(iv) It is expressly intended that the restrictions on ownership and Transfer described in this Section 7(b) shall apply to the exchange rights provided in Section 16.7 of the Partnership Agreement. Notwithstanding any of the provisions of the Partnership Agreement to the contrary, a partner of the Operating Partnership shall not be entitled to effect an exchange of an interest in the Operating Partnership for Series A Preferred Stock if the actual or beneficial or Beneficial or Constructive Ownership of Series A Preferred Stock would be prohibited under the provisions of this Section 7.

(c) Transfers of Series A Preferred Stock in Trust.

(i) Upon any purported Transfer or other event described in Section 7(b)(ii) of these Articles Supplementary, such Series A Preferred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7(b)(ii). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee, or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Section 7(c)(vi) of these Articles Supplementary.

(ii) Series A Preferred Stock held by the Trustee shall be issued and outstanding Series A Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series A Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series A Preferred Stock held in the Trust.

(iii) The Trustee shall have all voting rights and rights to dividends with respect to Series A Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Company that shares of Series A Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series A Preferred Stock. Any dividends or distribution so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series A Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series A Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series A Preferred Stock prior to the discovery by the Company that the Series A Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Series A Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes to stockholders.

(iv) Within 20 days of receiving notice from the Company that shares of Series A Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series A Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series A Preferred Stock will not violate the ownership limitations set forth in Section 7(b)(i). Upon such sale, the interest of the Charitable beneficiary in the shares of Series A Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7(c)(iv). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the shares of Series A Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series A Preferred Stock at Market Price, the Market Price of such shares of Series A Preferred Stock on the day of the event which resulted in the transfer of such shares of Series A Preferred Stock to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series A Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Series A Preferred Stock have been transferred to the Trustee, such shares of Series A Preferred Stock are sold by a Purported Record Transferee then (i) such shares of Series A Preferred Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares of Series A Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Series A Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series A Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series A Preferred Stock at Market Price, the Market Price of such shares of Series A Preferred Stock on the day of the event which resulted in the transfer of such shares of Series A Preferred Stock to the Trust) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares of Series A Preferred Stock held in the Trust pursuant to Section 7(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Series A Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series A Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

(vi) By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable beneficiary of the interest in the Trust such that (i) the Series A Preferred Stock held in the Trust would not violate the restrictions set forth in Section 7(b)(i) in the hands of such Charitable Beneficiary and (ii) each charitable Beneficiary is an organization described in Sections 170(l)(A), 170(c)(2) or 501(c)(3) of the Code.

(d) Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7(b) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series A Preferred Stock of the Company in violation of Section 7(b) of these Articles Supplementary, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Series A Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7(b)(i) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 7(b)(ii) and any Transfer in violation of Section 7(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series A Preferred Stock in violation of Section 7(b) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7(b)(ii) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Company’s status as a REIT.

(f) Owners Required To Provide Information. Prior to the Restriction Termination date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series A Preferred Stock and each Person (including the shareholder of record) who is holding Series A Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

(g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 7(n) of these Articles Supplementary) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders by preservation of the Company’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7 of these Articles Supplementary, including any definition contained in Section 7(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 7 with respect to any situation based on the facts known to it (subject, however, to the provision of Section 7(n) of these Articles Supplementary). In the event Section 7 requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7(b)) acquired Beneficial or Constructive Ownership of Series A Preferred Stock in violation of Section 7(b)(i), such remedies (as applicable) shall apply first to the shares of Series A Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series A Preferred Stock, which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series A Preferred Stock based upon the relative number of the shares of Series A Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 7(b)(i)(C), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning shares of Series A Preferred Stock in violation of Section 7(b)(i)(A) if the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of such shares of Series A Preferred Stock will violate Section 7(b)(i)(A) or that any such violation will not cause the Company to fail to qualify as a REIT under the Code, and agrees that any violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7(b) of these Articles Supplementary) or attempted violation will result in such Series A Preferred Stock being transferred to a Trust in accordance with Section 7(b)(ii) of these Articles Supplementary.

(ii) Subject to Section 7(b)(i)(C), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Series A Preferred Stock in violation of Section 7(b)(i)(B), if such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned in whole or in part by the Company) that would cause the Company to own, actually or Constructively more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Company obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such Series A Preferred Stock being transferred to a Trust in accordance with Section 7(b)(ii) of these Articles Supplementary. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section 7(i)(ii) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning Series A Preferred Stock in violation of Section 7(b)(i)(B) if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code and comparable provisions of applicable state law would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Company in any taxable year, after taking into account the effect of this sentence with respect to all other capital stock of the Company to which this sentence applies.

(iii) Prior to granting any exception pursuant to Section 7(i)(i) or (ii) of these Articles Supplementary, the Board of Directors may require a ruling from the internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT.

(j) Legends. Each certificate for Series A Preferred Stock shall bear the following legends:

Class of Stock

“THE COMPANY IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE COMPANY’S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, IF THE COMPANY IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS AND SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES

TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

Restrictions on Ownership and Transfer

“THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES A PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE COMPANY’S SERIES A PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OWNED BY SUCH PERSON, WOULD CAUSE SUCH OWNERSHIP TO EXCEED THE BENEFICIAL OWNERSHIP LIMIT OF 7%; (ii) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE COMPANY’S SERIES A PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD CAUSE SUCH OWNERSHIP TO EXCEED THE CONSTRUCTIVE OWNERSHIP LIMIT OF 9.8%; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES A PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SERIES A PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES A PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES A PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SERIES A PREFERRED STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY

THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES A PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES A PREFERRED STOCK AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES A PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

(k) Exchange of Series A Preferred Units. So long as the Company remains the general partner of the Operating Partnership, the Board of Directors of the Company is hereby expressly vested with authority (subject to the restrictions on ownership, transfer and redemption of Series A Preferred Stock set forth in this Section 7) to issue, and shall issue to the extent provided in the Partnership Agreement, Series A Preferred Stock in exchange for Series A Preferred Units (as defined in the Partnership Agreement) (the “Series A Preferred Units”).

(l) Reservation of Shares. Pursuant to the obligations of the Company under the Partnership Agreement to issue Series A Preferred Stock in exchange for Series A Preferred Units, the Board of Directors is hereby required to reserve and authorize for issuance a number of authorized but unissued shares of Series A Preferred Stock not less than the number of Series A Preferred Units issued to permit the Company to issue Series A Preferred Stock in exchange for Series A Preferred Units that may be exchanged for or converted into Series A Preferred Stock as provided in the Partnership Agreement.

(m) Severability. If any provision of this Section 7 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(n) NYSE. Nothing in this Section 7 shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The shares of Series A preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Section 7 after such settlement.

(o) Applicability of Section 7. The provisions set forth in this Section 7 shall apply to the Series A Preferred Stock notwithstanding any contrary provisions of the Series A Preferred Stock provided for elsewhere in these Articles Supplementary.

Section 8. No Conversion Rights. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Company.

Section 9. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Preferred Stock.

Section 10. No Preemptive Rights. No holder of the Series A Preferred Stock of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Company or any other security of the Company which it may issue or sell.

FIFTH: The Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

SIXTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SEVENTH: The undersigned Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Secretary on this 5th day of March, 2004.

KILROY REALTY CORPORATION

By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Senior Vice President

[SEAL]

ATTEST:

/s/ Richard E. Moran Jr.

Richard E. Moran Jr.
Secretary

[SIGNATURE PAGE FOR ARTICLES SUPPLEMENTARY]

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